The share exchange to which this notice relates involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Translation]
June 15, 2018
To our Shareholders:

Ryo Ogura
President and Representative Director
New Japan Radio Co., Ltd.
3-10, Nihonbashi Yokoyama-cho,
Chuo-ku, Tokyo

NOTICE OF PARTIAL AMENDMENTS TO THE CONVOCATION NOTICE
OF THE 83rd ORDINARY GENERAL MEETING OF SHAREHOLDERS

Since there is an item to be amended in the part of the Convocation Notice of the 83rd Ordinary General Meeting of Shareholders, the company apologizes and wishes to amend as below (The item to be amended is underlined).

Items to be Amended

(1)	The Convocation Notice of the 83rd Ordinary General Meeting of Shareholders (as furnished by Nisshinbo Holdings Inc. to the U.S. Securities and Exchange Commission on June 5, 2018) page 146

Nisshinbo Holdings Inc.          Notes to Consolidated Financial Statements
IX. Other Notes
The part of “2. Business combinations (3) Business combination by acquisition”

③ Acquisition cost of acquired company and breakdown by type of compensation
	Before Amendment	After Amendment
Payment for acquisition in cash	9,606 million yen	9,609 million yen
Acquisition cost	9,606 million yen	9,609 million yen

End